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FOR IMMEDIATE RELEASE                                              EXHIBIT 99.1
MONDAY, APRIL 27, 1998

                       UNION PACIFIC RESOURCES GROUP INC.
                     ANNOUNCES RECORD FIRST QUARTER VOLUMES

FORT WORTH, Texas -- Union Pacific Resources Group Inc. (NYSE - UPR) today announced this year's first quarter average daily volumes from producing properties increased 27 percent over the first quarter of 1997 to 2.05 billion cubic feet equivalent per day (Bcfed). Volumes were especially strong because production associated with the acquisition of Norcen Energy Resources, Ltd. (Norcen) was included for the month of March. Also contributing to the volume growth was the Company's Austin Chalk business unit, which had a record quarter, producing 594 MMcfed, a 2.5 percent increase over the first quarter of 1997.

"Despite a tremendous amount of uncertainty related to commodity prices and costs of services, we were still able to profitably grow the Company's volumes in the first quarter," said Jack L. Messman, UPR's Chairman and CEO. "UPR's success in the first quarter is directly related to the ability of our people to adapt to the changing conditions in our industry."

UPR continued its growth through the drill bit by operating, on average, 49 drilling rigs per day. Norcen operated, on average, 23 rigs in March.

In addition to the 2.5 percent production increase in the Austin Chalk, several other business units experienced significant production increases. The Gulf Onshore/Offshore volumes were up 28 percent year over year on volumes of 150 million cubic feet equivalent per day (MMcfed) of natural gas, while East Texas volumes were up 20 percent to 203 MMcfed year over year. South Texas/Plains/Canada volumes increased 14 percent year over year with volumes equaling 216 MMcfed.

Compared to the first quarter of 1997, discretionary cash flow decreased 17 percent to $265 million ($1.07 per share), while total revenues decreased 7 percent to $499 million. Discretionary cash flow contributed by Norcen was $20 million in March. Net income decreased to $31 million ($0.13 per share). Lower commodity prices combined with purchase accounting and interest on the debt from the Norcen acquisition were the primary reasons for the lower earnings. Price realizations averaged $1.96 per thousand cubic feet equivalent (Mcfe) of natural gas in the quarter, representing a 23 percent decrease from first quarter of 1997 prices, which equaled $2.55 per Mcfe. Purchase accounting for the Norcen acquisition caused an increase in depreciation, depletion and amortization (DD&A) expense of $20 million. Interest expense for the quarter rose to $39 million from $11 million for the same period last year.

The Austin Chalk business unit experienced volume growth due to the completion of several new significant wells in the Deep Giddings area. The Cobb #1 well in Washington County, Texas, was completed in February




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and is producing at a sustained rate of approximately 50 MMcfd. Additionally, the Goldberg #1 in Austin County, Texas, was completed in March and is producing at a rate of 23 MMcfd. UPR has a 93 percent working interest in the Cobb well and a 100 percent working interest in the Goldberg well. Currently, in the Deep Giddings area, UPR is producing 170 MMcfd on a net basis and the Masters Creek area of the Chalk is producing 130 MMcfed net. For the first quarter, the Masters Creek volumes represent an increase of nearly 400 percent over first quarter 1997.

In the Land Grant business unit, the Phosphoria 42-H well was completed in the Brady field. It is currently producing 1,500 barrels of oil per day (BOPD) and
10.5 million cubic feet per day (MMcfd) of natural gas without stimulation. The gas is flowing to the newly constructed Brady Sweetening Plant, which began service in the first quarter. This plant will allow the Brady field, which has recycled gas for the past 25 years to stimulate oil production, to begin producing natural gas for sale.

OUTLOOK

The primary focus for the second quarter will be the implementation of a deleveraging program, which is being initiated to strengthen the Company's balance sheet.

"Our plan is to work quickly to reduce our debt level in order to achieve a strong investment grade credit rating by the end of the year," Messman noted. "We currently plan to accomplish this through a combination of reduced spending and asset sales. We have reduced the combined 1998 capital budget of UPR and Norcen by approximately $800 million to $1.3 billion. Spending for the combined companies last year was approximately $2.5 billion, which includes approximately $700 million for producing property and asset purchases. The revised spending plans will reduce our rig count and our volumes from drilling, however, UPR still anticipates increasing its volumes by 6 percent to 8 percent after contemplated asset sales on a combined company, pro forma basis.

Union Pacific Resources is one of the nation's largest independent oil and gas exploration and production companies. Based in Fort Worth, Texas, UPR has been the #1 domestic driller for the past 6 years and is the #1 gas producer in the state of Texas.

This press release, other than historical financial information, contains forward looking statements that involve risks and uncertainties including planned deleveraging and drilling activities, expected production efforts and volumes and budgeted capital expenditures and other risks and uncertainties detailed in the Company's SEC reports, including the report on Form 10-K for the year ended December 31, 1997. Actual results may vary materially.




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

                        Union Pacific Resources Group Inc.
                               Statements of Income
                           For the Period Ended March 31
                  (Dollars in Millions, Except Per Share Figures)


                                         1998 (A)          1997
    Operating revenues:
     Oil and gas operations:
      Producing properties             $362.0            $370.0
      Gathering, processing and
       marketing                         96.2             124.7
      Other oil and gas revenues          0.7               4.6
       Total oil and gas operations     458.9             499.3
     Minerals                            40.1              32.4
      Total operating revenues          499.0             531.7  (7%)

    Operating expenses:
     Production                          93.3              73.1
     Exploration                         56.1              42.8
     Gathering, processing
      and marketing                      59.9              76.6
     Minerals                             0.7               1.3
     Depreciation, depletion
      and amortization                  191.1             133.0
     General and administrative          20.6              18.5
      Total operating expenses          421.7             345.3   22%

    Operating income                     77.3             186.4  (59%)

    Other income (expense)-net            1.4              (3.0)
    Interest expense                    (39.2)            (10.7)

    Income before income taxes           39.5             172.7

    Income taxes                         (8.3)            (55.5)

    Net income                          $31.2            $117.2  (73%)

    Discretionary cash flow            $265.1            $321.1

    Basic earnings per share            $0.13             $0.47
    Diluted earnings per share          $0.13             $0.47
    Discretionary cash flow
     per share(B)                       $1.07             $1.28
    Average shares outstanding
     (millions) basic                   247.6             250.1
    Average shares outstanding
     (millions) diluted                 248.2             251.0

    (A) The quarterly results only include Norcen's results for the month of March.

    (B) Discretionary cash flow for any period means the sum of net income; depreciation, depletion and amortization; exploration expenses; and deferred taxes.




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                        Union Pacific Resources Group Inc.
                               Operating Statistics


                                                             Norcen
                                For the Period Ended          March
                                     1998        1997         1998 (A)

    Producing properties
     average daily production:
     Natural Gas:
      United States (MMcfd)       1,133.4     1,102.3        108.5
      Canada (MMcfd)                134.1        15.9        326.1
      Other International (MMcfd)     3.7         ---         10.8
       Total (MMcfd)              1,271.2     1,118.2  14%   445.4

     Natural Gas Liquids:
      United State(MBbld)            28.4        29.0          ---
      Canada (MBbld)                  3.0         1.8          3.2
       Total (MBbld)                 31.4        30.8          3.2

     Crude Oil:
      United State(MBbld)            61.8        47.6          5.4
      Canada (MBbld)                 17.8         1.7         46.6
      Other International (MBbld)    19.0         2.1         52.2
       Total (MBbld)                 98.6        51.4  92%   104.2

    Total production (MMcfed)     2,051.6     1,611.9  27% 1,089.1

    Producing Properties average
     sales prices:
     Natural Gas:
      United States (per Mcf)       $2.04       $2.41        $2.31
      Canada (per Mcf)               1.42        2.86         1.46
      Other International (per Mcf)  1.12         ---         1.12
       Total (per Mcf)               1.97        2.41  (18%)  1.66

     Natural Gas Liquids:
      United State(per Bbl)         $9.76      $13.47          ---
      Canada (per Bbl)               5.01        9.03        $7.22
       Total (per Bbl)               9.30       13.20  (30%)  7.22

     Crude Oil:
      United State(per Bbl)        $14.58      $19.51       $13.98
      Canada (per Bbl)               9.26       21.41         8.64
      Other International (per Bbl)  7.83       18.00         7.44
       Total (per Bbl)              12.32       19.51 (37%)   8.32

     Total sales price (MMcfed)     $1.96       $2.55 (23%)  $1.50

     Total Company average costs:
      Production costs (per Mcfe)   $0.51       $0.50        $0.39
      DD&A (per Mcfe)                0.93        0.80         1.32
      General and administrative
       cost (per Mcfe)               0.10        0.11          ---
      Debt as a percent of total
       capitalization                74.1%       33.0%         ---


    (A)  Represents Norcen production and prices for the month of March, 1998.




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                      Union Pacific Resources Group Inc.
                           Statements of Cash Flows
                        For the Period Ended March 31
                            (Dollars in Millions)


                                                1998 (A)        1997

  Cash provided by operations:
      Net income                                 $31.2         $117.2
      Depreciation, depletion and amortization   191.1          133
      Exploration expenses                        56.1           42.8
      Deferred taxes                             (13.3)          28.1
              Discretionary cash flow            265.1          321.1 (17%)
      Working capital changes and other           30.3          101.1
   Cash provided by operations                   295.4          422.2 (30%)

   Cash used by investing activities:
      Capital expenditures and
       exploratory expenditures                 (487.1)          (284) 72%
      Acquisition of companies                 (2623.2)           ---
      Proceeds from sales of assets                6              1.3
      Other investing activities-net               6.4           (0.9)
   Cash used by investing activities           (3097.9)        (283.6)

   Financing activities:
       Dividends paid                            (12.4)         (12.5)
       Debt financing                           2816.1            ---
       Debt repaid                                 ---          (99.6)
       Purchase of treasury stock                (21.6)          (0.8)
       Other financings - net                     (4.4)          55.6
  Cash provided (used) by financing activities  2777.7          (57.3)

  Net change in cash                            ($24.8)         $81.3

    (A) The quarterly results only include Norcen's results for the month of March.




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                       Union Pacific Resources Group Inc.
                         Statements of Financial Position
                                  As of March 31
                              (Dollars in Millions)


                                                 1998          1997

    Assets:
        Current assets                       $   788.7        $  537.7
        Properties - net                       8,881.2         3,072.8
        Other assets                             400.0            84.8

                Total                        $10,069.9        $3,695.3

    Liabilities and shareholders' equity:
        Other current liabilities            $   708.8        $  621.5
        Debt due within one year                 350.0             ---
        Debt due after one year                4,708.7           571.3
        Deferred income taxes                  2,063.4           462.8
        Other liabilities                        474.0           415.7
        Shareholders' equity                   1,765.0         1,624.0

                Total                        $10,069.9        $3,695.3




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